Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors FormFactor, Inc.:

We consent to the use of our report dated February 27, 2018, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 30, 2017, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Portland, Oregon

July 30, 2018